Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 14, 2016, relating to the consolidated financial statements of Ascendis Pharma A/S appearing in the Annual Report on Form 20-F of Ascendis Pharma A/S for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark
May 20, 2016

/s/ Jens Sejer Pedersen	/s/ Flemming Larsen
State Authorised	State Authorised
Public Accountant	Public Accountant